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EXHIBIT 99.1

                               (ATS MEDICAL LOGO)

CONTACTS:

Michael Dale, President/CEO         Investors:
763-553-7736                        Jennifer Beugelmans, 646-201-5447
Michael Kramer, Acting CFO          Doug Sherk, 415-896-6820
763-557-2222                        Steve DiMattia, 646-201-5445 (Media Contact)


       ATS MEDICAL ANNOUNCES $16 MILLION PRIVATE PLACEMENT OF COMMON STOCK
                     AND WARRANTS TO INSTITUTIONAL INVESTORS

MINNEAPOLIS, March 16, 2007 -- ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced it has entered into definitive agreements with certain institutional investors for the private placement of approximately 8,125,000 shares of common stock at a price of $2.00 per share, together with warrants to purchase approximately 3,250,000 shares at an exercise price of $2.40 per share. Gross proceeds from the private placement will be approximately $16.25 million. The transaction is subject to customary closing conditions.

ATS Medical intends to use the proceeds for working capital and general corporate purposes. RBC Capital Markets acted as the sole placement agent for this offering.

The securities issued in the private placement transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The Company has agreed to file, no later than 45 days after the closing, a registration statement providing for the resale of the shares of common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The company, global in scope, has been headquartered in Minneapolis, Minnesota. More than 135,000 ATS Open Pivot(R) Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients

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worldwide. The ATS 3F(R) brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical's focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus(TM) annuloplasty products for heart valve repair, SurgiFrost(R) and FrostByte(TM) products for surgical cryoablation of cardiac arrhythmias, RTI-Cardiovascular for allograft tissue services, and the development of PARSUS blood filtration technology. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the integration of 3F Therapeutics, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

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